Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiaries of Dialogic Inc.

Name	Jurisdiction of Formation
Brooktrout Networks Group, Inc.	Massachusetts
Brooktrout Securities Corporation	Massachusetts
Brooktrout Technology Singapore PTE LTD	Singapore
Brooktrout Technology, Inc.	Delaware
Cantata PTE Ltd.	Singapore
Cantata Technology International, Inc.	Massachusetts
Cantata Technology Limited	United Kingdom
Cantata Technology, Inc.	Massachusetts
Dialogic (Hong Kong) Limited	Hong Kong
Dialogic (UK) Limited	England and Wales
Dialogic AB	Sweden
Dialogic Corporation	Canada
Dialogic d.o.o.	Slovenia
Dialogic Deutschland GmbH	Germany
Dialogic Distribution Limited	Ireland
Dialogic (US) Inc.	Delaware
Dialogic Investments Limited	Barbados
Dialogic Japan, Inc.	Delaware
Dialogic Manufacturing Limited	Ireland
Dialogic Montreal Limited	England and Wales
Dialogic Networks Espana SRL	Spain
Dialogic Networks Sdn Bhd	Malaysia
Dialogic Pty Limited	Australia
Dialogic Research Inc.	Delaware
Dialogic SARL	France
Dialogic Singapore Pte. Limited	Singapore
Dialogic US Holdings Inc.	Delaware
EAS Group, Inc.	Delaware
Excel Securities Corporation	Massachusetts
Excel Switching Corporation	Delaware
SnowShore Networks, Inc.	Delaware
Veraz Networks Ltd. Private Limited	Singapore
Dialogic do Brasil Comércio de Equipamentos Para Telecomunicação Ltda.	Brazil
Dialogic Networks (India) Private Limited	India
Dialogic RUS LLC	Russia
Veraz Networks S. de R.L. de C.V.	Mexico
Veraz Networks SARL	France
Veraz Networks UK Ltd.	United Kingdom
Dialogic Networks (Israel) Ltd.	Israel